EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE	CONTACT: Mr. Gerry Pascale
(843-278-0695)

Bronze Marketing, Inc.
Jiangshu Province
People’s Republic of China
NEWS RELEASE

SUTOR STEEL TECHNOLOGY ANNOUNCES FILING OF A PRELIMINARY INFORMATION STATEMENT ON SCHEDULE 14C APPROVING SEVERAL CORPORATE ACTIONS

Changsu, China, February 5, 2007 - Bronze Marketing, Inc. (“Bronze Marketing”) (OTCBB: BNZE.OB) announced the filing of a preliminary information statement on Schedule 14C with the U.S. Securities and Exchange Commission. The Schedule 14C, which was filed with the SEC on February 2, 2007, relates to the approval by Bronze Marketing’s Board of Directors and shareholders of Bronze Marketing’s Amended and Restated Articles of Incorporation which:

•	increase Bronze Marketing’s authorized capital stock;
•	effectuate a 1-for-10 reverse stock split of Bronze Marketing’s capital stock; and
•	change the name of the company to Sutor Technology Group Ltd.

As described in a February 2, 2007 press release, Bronze Marketing completed a stock exchange transaction whereby Sutor Steel’s shareholders were issued 323,380.52 shares of Bronze Marketing’s Series B Voting Convertible Preferred Stock in exchange for 100% of the issued and outstanding shares of Sutor Steel. On an as-converted to common stock basis, the shares of Series B Voting Convertible Preferred Stock received by the shareholders of Sutor Steel represent 85.2% of the total issued and outstanding capital stock of Bronze Marketing. The February 2, 2007 press release also announced the closing of a private placement financing transaction in which Bronze Marketing issued 39,473.68 shares of its Series B Voting Convertible Preferred Stock in exchange for $12.0 million in gross offering proceeds, before payment of commissions and fees. The shares of Series B Voting Convertible Preferred Stock issued to investors in the private placement financing transaction represent approximately 10.4% of the total issued and capital stock of Bronze Marketing, on an as-converted to common stock basis. Upon completion of both the stock exchange transaction and private placement financing transaction, the holders of the Series B Voting Convertible Preferred Stock controlled approximately 95.6% of the total issued and capital stock of Bronze Marketing, on an as-converted to common stock basis.

The action to increase Bronze Marketing’s authorized common stock, as described in Bronze Marketing’s preliminary Schedule 14C, is designed primarily to accommodate the conversion of Bronze Marketing’s Series A Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock into common stock. After the amendment and restatement of Bronze Marketing’s Articles of Incorporation, the authorized common stock of Bronze Marketing will be increased from 100,000,000 to 500,000,000 shares. Shares of Series A Voting Convertible Preferred Stock convert into shares of common stock on a 98-to-1 basis and shares of Series B Voting Convertible Preferred Stock convert into shares of common stock on a 1000-to-1 basis and, thereafter, are subject to the 1-to-10 reverse split, described in the next paragraph.

The preliminary Schedule 14C information statement also described the 1-for-10 Reverse Split of Bronze Marketing’s capital stock, which has been approved by Bronze Marketing’s Board of Directors and shareholders and will be effectuated by operation of the Amended and Restated Articles of Incorporation. The 1-for-10 Reverse Split will reduce the number of issued and outstanding shares of Bronze Marketing’s capital stock and number of shares of its common stock issuable upon conversion of the shares of Bronze Marketing’s preferred stock, and effectively increases the number of authorized and unissued capital stock available for future issuance. The 1-for-10 Reverse Split will become effective when the Amended and Restated Articles of Incorporation are filed with the Secretary of State of the State of Nevada following the expiration of the 20-day period mandated by Rule 14c of the Securities Exchange Act of 1934.

When the reverse split becomes effective, each share of common stock will automatically become one-tenth of a share of common stock. The table below illustrates the capital structure of Bronze Marketing as of the filing date of the Schedule 14C and upon effectiveness of the amendment to and restatement of Bronze Marketing’s Articles of Incorporation, after giving effect to the conversion of the Preferred Stock into common stock and the reverse stock split:

Title of Issued and Outstanding Shares	Before Conversion of Preferred Stock and Reverse Stock Split		After Conversion of Preferred Stock and Reverse Stock Split

	Number of Shares	% Total Capital Stock	Number of Shares of Common Stock	% Total Capital Stock
Common Stock	1,500,000	0.4%	150,000	0.4%
Series A Preferred Stock	155,122	4.0%	1,520,195	4.0%
Series B Preferred Stock	362,854.2	95.6%	36,285,420	95.6%
Total		100%	37,955,615	100%

The approval by Bronze Marketing’s Board of Directors and shareholders of the Amended and Restated Articles of Incorporation also operates to change the name of the company from “Bronze Marketing, Inc.” to “Sutor Technology Group Limited.” The name change to “Sutor Technology Group Limited” will more accurately reflect the anticipated future business operations.

Additional information regarding the increase in Bronze Marketing’s authorized capital stock, its 1-for-10 reverse stock split and the name change as well as a copy of Bronze Marketing’s Amended and Restated Articles of Incorporation can be found in Bronze Marketing’s Preliminary Information Statement on Schedule 14C and its Current Report on Form 8-K, each of which were dated and filed with the U.S. Securities Exchange Commission on February 2, 2007 via the SEC’s EDGAR database located at www.sec.gov.

Bronze Marketing’s shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, BNZE.OB

Sutor Steel manufactures and sells steel finishing fabrication products through its wholly owned subsidiaries Changshu Huaye Steel Strip Co., Ltd. and Jiangsu Coldrolled Technology Co., Ltd. Its products are typically used in the construction industry, widely applied in manufacturing of electrical household appliance parts and outer casings, electronics, infrastructure and large industrial equipment.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Bronze Marketing and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Bronze Marketing is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.